                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Mark the appropriate item:

[_] Preliminary proxy statement

[X] Definitive proxy statement

[X] Definitive additional materials

[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

____________________________SONIC AUTOMOTIVE, INC______________________________.
-------------------------------------------------------------------------------
Payment of filing fee (Mark the appropriate item):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:
-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
-------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
(5) Total fee paid:
-------------------------------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.
  (1) Amount previously paid:
   --------------------------------------------------------------------------
  (2) Form, schedule or registration statement no.:
   --------------------------------------------------------------------------
  (3) Filing party:
   --------------------------------------------------------------------------
  (4) Date filed:
   --------------------------------------------------------------------------

                            [SONIC AUTOMOTIVE LOGO]

                        5401 East Independence Boulevard
                        Charlotte, North Carolina 28212


                                                       April 4, 2001

           Dear Stockholder:

              You are cordially invited to attend the Annual Meet-ing of Stockholders to be held at 10:00 a.m. on May 2, 2001, at the Speedway Club, located at the Lowe's Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

              The accompanying formal Notice of Meeting and Proxy
           Statement describe the matters on which action will be taken at the meeting.

              Whether or not you plan to attend the meeting on May 2, 2001, it is important that your shares be represent-ed. To ensure that your vote will be received and count-ed, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important re-gardless of the number of shares you own.

                                        On behalf of the Board of Directors

                                        Sincerely,
                                        /s/ O. Bruton Smith
                                        O. Bruton Smith
                                        Chairman and Chief Executive Officer

                        VOTING YOUR PROXY IS IMPORTANT

                        PLEASE SIGN AND DATE YOUR PROXY
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

                            SONIC AUTOMOTIVE, INC.

                             --------------------
                               NOTICE OF MEETING

                             --------------------
                                                                  Charlotte, NC
                                                                  April 4, 2001

   The Annual Meeting of Stockholders of Sonic Automotive, Inc. ("Sonic") will be held at the Speedway Club, located at the Lowe's Motor Speedway, Smith Tower 600 Room, U.S. Highway 29 North, Concord, North Carolina on May 2, 2001, at 10:00 a.m. (the "Annual Meeting"), for the following purposes as described in the accompanying Proxy Statement.

  1. To elect three (3) directors.

  2. To ratify the appointment of Deloitte & Touche LLP as Sonic's indepen-dent public auditors for the year ending December 31, 2001.

  3. To transact such other business as may properly come before the meeting.

   Only holders of record of Sonic's Class A Common Stock, Class B Common Stock and Class A Convertible Preferred Stock (collectively, the "Voting Stock") at the close of business on March 16, 2001 will be entitled to notice of, and to vote at, such meeting.

   Whether or not you plan to attend the meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                                      /s/ Stephen K. Coss
                                      Stephen K. Coss
                                      Secretary

Important Note: To vote shares of Voting Stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

                            SONIC AUTOMOTIVE, INC.

                              -------------------
                                PROXY STATEMENT
                              -------------------

                                                                  April 4, 2001

                                    GENERAL
Introduction

   The Annual Meeting of Stockholders of Sonic Automotive, Inc. ("Sonic") will be held on May 2, 2001 at 10:00 a.m., at the Speedway Club, located at the Lowe's Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina (the "Annual Meeting"), for the purposes set forth in the ac-companying notice. Only holders of record of Sonic's Class A Common Stock, par value $.0l per share (the "Class A Common Stock"), Class B Common Stock, par value $.0l per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") and Class A Convertible Preferred Stock, par value $.10 per share (the "Preferred Stock", and together with the Common Stock, the "Voting Stock") at the close of business on March 16, 2001 (the "Record Date") will be entitled to notice of, and to vote at, such meeting. This Proxy Statement is furnished to stockholders in connection with the so-licitation by the Board of Directors of proxies to be used at such meeting and at any and all adjournments thereof and is first being sent to stockholders on or about the date hereof.

   Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting, including adjournments. Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in ac-cordance with such specification. If no specification is made, proxies will be voted (i) in favor of electing Sonic's three (3) nominees to the Board of Di-rectors; (ii) in favor of the proposal to ratify the appointment of Deloitte & Touche LLP as the principal independent auditors of Sonic and its subsidiaries for the year ending December 31, 2001, and (iii) in the discretion of the proxy holders on such other business as may properly come before the meeting. The Board of Directors currently knows of no other business that will be pre-sented for consideration at the Annual Meeting.

   Sonic's principal executive offices are located at 5401 East Independence Boulevard, Charlotte, North Carolina 28212. However, proxies should not be sent to that address, but to First Union National Bank of North Carolina, 1525 West W.T. Harris Boulevard, Mail Code 3C3, Charlotte, North Carolina 28288.

Ownership of Capital Securities

   The following table sets forth certain information regarding the beneficial ownership of Sonic's Voting Stock as of March 16, 2001, by (i) each stock-holder known by Sonic to own beneficially five percent or more of a class of the outstanding Voting Stock, (ii) each director and nominee to the Board of Directors of Sonic, (iii) each executive officer of Sonic (including the Chief Executive Officer), and (iv) all directors and executive officers of Sonic as a group. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of the stockholders, except that the Class B Common Stock is entitled to only one vote per share with respect to any transaction proposed or ap-proved by the Board of Directors of Sonic or proposed by all the holders of the Class B Common Stock or as to which any holder of Class B Common Stock (the "Smith Group") or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a (a) "going private" transaction (as defined), (b) disposition of substantially all of Sonic's assets, (c) transfer resulting in a change in the nature of Sonic's business, or (d) merger or consolidation in which current holders of Common Stock would own less than 50% of the Common Stock following such transaction. In the event of any transfer outside of the Smith Group or if the Smith Group holds less than 15% of the total number of shares of Common Stock outstanding, such transferred shares or all shares, respectively, of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Holders of Preferred Stock are entitled to one vote per each share of Class A Common Stock into which such Preferred Stock is convertible as of the Record Date on all matters submitted to a vote of the stockholders of Sonic at the Annual Meeting. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name, sub-ject to community property laws where applicable.

                        Number of       Percentage of Number of
                        Shares of        Outstanding  Shares of     Percentage of Number of Percentage of  Percentage of
                         Class A           Class A     Class B       Outstanding  Shares of  Outstanding        All
                         Common            Common       Common         Class B    Preferred   Preferred     Outstanding
Beneficial Owner        Stock(1)            Stock       Stock       Common Stock    Stock       Stock     Voting Stock(2)
----------------        ---------       ------------- ----------    ------------- --------- ------------- ---------------
O. Bruton Smith(3).....   645,400            2.2%     10,952,500(4)     89.4%         --          --           28.0%
Sonic Financial
 Corporation(3)........        --             --       8,881,250(4)     72.5%         --          --           21.7%
B. Scott Smith(3)......   466,417(5)         1.6%        956,250         7.8%         --          --            3.4%
Thomas A. Price(6)..... 1,954,393(7)(8)      6.8%             --          --          --          --            4.8%
Theodore M. Wright.....   400,151(9)         1.4%             --          --          --          --              *
Jeffrey C. Rachor......   180,770(10)          *              --          --          --          --              *
William R. Brooks......    48,333(11)          *              --          --          --          --              *
William P. Benton......    42,500              *              --          --          --          --              *
William I. Belk........    36,000              *              --          --          --          --              *
Mark J. Iuppenlatz.....    50,600(12)          *              --          --          --          --              *
H. Robert Heller.......    28,149(13)          *              --          --          --          --              *
All directors and
 executive officers as
 a Group (10 persons).. 3,852,713           12.7%     11,908,750        97.2%         --          --           36.9%
FMR Corp. (and related
 persons)(14).......... 4,463,075           15.6%             --          --          --          --           10.9%
Neuberger Berman, Inc.
 and Neuberger Berman,
 LLC(15)............... 1,655,300            5.8%             --          --          --          --            4.1%

-------
*  Less than one percent.

(1) Includes those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after March 16, 2001, to acquire beneficial ownership through the ex-ercise of stock options: (i) Messrs. Bruton Smith, 550,000 shares; Scott Smith, 436,417 shares; Price, 150,000 shares; Wright, 396,676 shares; Rachor, 165,136 shares; Brooks, 48,333 shares; Benton, 40,000 shares; Belk, 20,000 shares; Iuppenlatz, 40,300 shares; and Heller, 12,149 shares; and (ii) all directors and executive officers as a group, 1,859,011 shares.

(2) The percentage of total voting power of Sonic is as follows: (i) O. Bruton Smith, 72.7%; Sonic Financial Corporation, 58.8%; B. Scott Smith, 6.6%; FMR Corp. (and related persons), 3.0%; Thomas A. Price, 1.3%; Neuberger Berman, Inc. and Neuberger Berman, LLC, 1.1%; and less than 1% for all other stockholders shown, and (ii) all directors and executive officers as a group, 80.4%.

(3) The address of such person or entity is 5401 East Independence Boulevard, Charlotte, NC, 28212.

(4) The amount of Class B Common Stock shown for O. Bruton Smith consists of 2,071,250 shares owned directly by Mr. Smith and 8,881,250 shares owned directly by Sonic Financial Corporation ("SFC"). Mr. Smith owns the sub-stantial majority of SFC's outstanding capital stock.

(5) The amount of Class A Common Stock shown for B. Scott Smith does not in-clude options to purchase an aggregate of 93,333 shares of Class A Common Stock, which options are currently unvested. These options will vest as follows: (i) options to purchase 60,000 shares will vest in three equal annual installments beginning in May 2002, and (ii) options to purchase 33,333 shares will vest in two equal annual installments beginning in April 2002.

(6) The address of such person is 2400 Bridgeway, Suite A230, Sausalito, Cali-fornia 94965.

(7) The amount of Class A Common Stock shown for Thomas A. Price does not in-clude options to purchase an aggregate of 200,000 shares of Class A Common Stock, which options are currently unvested. These options will vest in two equal annual installments beginning in December 2001.

(8) Of the 1,804,393 shares of Class A Common Stock owned by Mr. Price on March 16, 2001, 20,000 shares are owned directly by Mr. Price and 1,784,393 shares are held by Thomas A. Price as trustee for the Price Trust utd October 5, 1984.

(9) The amount of Class A Common Stock shown for Theodore M. Wright does not include options to purchase an aggregate of 60,000 shares of Class A Com-mon Stock, which options are currently unvested. These options will vest in three equal annual installments beginning in May 2002.

(10) The amount of Class A Common Stock shown for Jeffrey C. Rachor does not include options to purchase an aggregate of 100,000 shares of Class A Common Stock, which options are currently unvested. These options will vest as follows: (i) options to purchase 6,667 shares will vest in Decem-ber 2001, (ii) options to purchase 60,000 shares will vest in three equal annual installments beginning in May 2002, and (iii) options to purchase 33,333 shares will vest in two equal annual installments beginning in April 2002.

(11) The amount of Class A Common Stock shown for William R. Brooks does not include options to purchase an aggregate of 16,667 shares of Class A Com-mon Stock, which options are currently unvested. These options will vest in two equal annual installments beginning in April 2002.

(12) The amount of Class A Common Stock shown for Mark J. Iuppenlatz does not include options to purchase an aggregate of 20,000 shares of Class A Com-mon Stock, which options are currently unvested. These options will vest in two equal annual installments beginning in November 2001.

(13) The amount of Class A Common Stock shown for H. Robert Heller does not include options to purchase an aggregate of 4,298 shares of Class A Com-mon Stock, which options are currently unvested. These options will vest in five equal annual installments beginning in January 2002.

(14) The address of such entity is 82 Devonshire Street, Boston, Massachusetts 02109. The information provided is based on a Schedule 13G/A filed by FMR Corp. (and related persons) on or about February 14, 2001. That filing indicates that FMR Corp. has sole voting power as to 917,530 shares of the shares shown and sole dispositive power as to all of the 4,463,075 shares shown. That filing further indicates that Fidelity Management & Research Company, as investment advisor to various Fidelity Funds, is the beneficial owner of 3,545,545 shares, but that the control persons of Fi-delity Management & Research Company, Mr. Edward C. Johnson 3d and FMR Corp., do not have sole voting power with respect to such shares, which voting power resides with the Board of Trustees of the various Fidelity Funds that beneficially own the shares.

(15) The address of such entities is 605 Third Avenue, New York, New York 10158-3698. The Schedule 13G/A filed by Neuberger Berman, Inc. and Neu-berger Berman, LLC on or about February 16, 2001 indicates that these en-tities have sole voting power as to 1,292,500 of the 1,655,300 shares shown with no voting power as to the remainder, and shared dispositive power over all of the 1,655,300 shares shown. Neuberger Berman, Inc. owns 100% of Neuberger Berman, LLC.

Number of Shares Outstanding and Voting

   Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the "Charter") 100,000,000 shares of Class A Common Stock, of which 28,593,205 shares were issued and outstanding as of March 16, 2001 and entitled to be voted at the Annual Meeting, 30,000,000 shares of Class B Common Stock, of which 12,250,000 shares were issued and outstanding as of March 16, 2001 and entitled to be voted at the Annual Meeting, and 3,000,000 shares of Preferred Stock, of which no shares were issued and outstanding as of March 16, 2001 and entitled to be voted at the Annual Meeting. At the meet-ing, holders of Class A Common Stock will have one vote per share, and holders of Class B Common Stock will have ten votes per share. All outstanding shares of Voting Stock are entitled to vote on all proposals submitted to a vote at the Annual Meeting. A quorum being present, directors will be elected by a plurality of the votes cast and the actions proposed in the remaining items referred to in the accompanying Notice of Meeting will become effective if a majority of the votes cast by shares entitled to vote on the subject matter is cast in favor thereof. Broker non-votes will not be counted in determining the number of shares voted for or against any director-nominee or for or against any proposal.

   A holder of Voting Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of such nominee in the space provided on the proxy card.

Revocation of Proxy

   Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Stephen K. Coss, the Secretary of Sonic, either at the Annual Meeting or prior to the meeting date at Sonic's offices at 5401 East Independence Boulevard, Charlotte, North Carolina 28212, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person.

Expenses of Solicitation

   Sonic will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the materials enclosed here-with. In addition to the use of the mails, proxies may be solicited personal-ly, or by telephone or telegraph, by corporate officers and employees of Sonic without additional compensation. Sonic intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their custom-ers.

2002 Stockholder Proposals

   The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2002 annual stockholders meeting is December 7, 2001. Any such proposal received after this date will be considered untimely and may be excluded from the proxy materials.

   The deadline for submission of stockholder proposals to be presented at the 2002 annual stockholders meeting, but which will not be included in the proxy materials relating to such meeting, is January 21, 2002. Any such proposal re-ceived after this date will be considered untimely and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.

   Proposals should be addressed to the attention of the Secretary of Sonic at the address set forth on the cover of this proxy statement.

                             ELECTION OF DIRECTORS

Nominees for Election as Directors of Sonic

   Directors of Sonic are elected at the annual meetings of stockholders of Sonic to serve staggered terms of three years and until their successors are elected and qualified. The Board of Directors of Sonic currently consists of nine (9) directors, three of whom must be elected at the Annual Meeting.

   The proxies in the accompanying form are intended by Sonic to be voted at the meeting for the election to the Board of Directors of the following nomi-nees, each of whom has consented to serve if elected: B. Scott Smith, William
P. Benton and William I. Belk, each to serve a three year term until the 2004 annual meeting of stockholders and until his successor shall be elected and shall qualify, except as otherwise provided in Sonic's Charter and Bylaws. All of the nominees are presently directors of Sonic. If for any reason any nomi-nee named above is not a candidate when the election occurs, proxies in the accompanying form are intended by Sonic to be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors in ac-cordance with Sonic's Charter and Bylaws.

Directors and Executive Officers

   The name, age, present principal occupation or employment and the material occupations, positions, offices or employments for the past five years of each director, director-nominee and executive officer of Sonic are set forth below.

   O. Bruton Smith, 74, has been the Chairman, Chief Executive Officer and a director of Sonic since its organization in 1997, and he currently is a direc-tor and executive officer of many of Sonic's subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Chairman and Chief Executive Officer, a director and controlling stockholder of Speedway Motorsports, Inc. ("SMI"). SMI is a public company traded on the New York Stock Exchange (the "NYSE"). Among other things, it owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speed-way, Lowe's Motor Speedway, Las Vegas Motor Speedway, Sears Point Raceway and Texas Motor Speedway. He is also an executive officer and a director of each of SMI's operating subsidiaries. Mr. Smith's term as a director of Sonic will expire at the 2003 annual stockholders meeting.

   Thomas A. Price, 57, was appointed Vice Chairman and a director of Sonic effective January 1, 2000. Before joining Sonic, Mr. Price had been Chief Ex-ecutive Officer, President and a director of FirstAmerica Automotive, Inc. ("FirstAmerica") since September 1996. From March 1976 to June 1997, Mr. Price owned and operated nine vehicle dealerships. Mr. Price has worked in the auto-motive industry since 1963 in various capacities, including marketing and field assignments at Ford Motor Company. Mr. Price is currently a member of the Lexus National Dealer Advisory Board and he is a charter member of the J.D. Power Superdealer Roundtable. Mr. Price's term as a director of Sonic will expire at the 2002 annual stockholders meeting.

   B. Scott Smith, 33, has been the President and Chief Operating Officer of Sonic since April 1997 and a Sonic director since its organization in 1997. Mr. Smith also serves as a director and executive officer of many of Sonic's subsidiaries. Mr. Smith, who is the son of Bruton Smith, has been an executive officer of Town and Country Ford since 1993, and was a minority owner of both Town and Country Ford and Fort Mill Ford before Sonic's acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith is standing for election as a director of Sonic at the Annual Meeting.

   Theodore M. Wright, 38, has been the Chief Financial Officer, Vice Presi-dent-Finance and Treasurer of Sonic since April 1997 and a Sonic director since June 1997. He served as Sonic's Secretary until February 9, 2000. Mr. Wright also serves as a director and executive officer of many of Sonic's sub-sidiaries. Before joining Sonic, Mr. Wright was a Senior Manager and in charge of the Columbia, South Carolina office of Deloitte & Touche LLP. Before join-ing the Columbia office, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's National Office Accounting Research and SEC Services Departments from 1994 to 1995. Mr. Wright's term as a director of Sonic will expire at the 2002 annual stockholders meeting.

   Jeffrey C. Rachor, 39, is Sonic's Executive Vice President of Retail Opera-tions. In May 1999, Mr. Rachor was appointed a director of Sonic and promoted to executive officer status. He originally joined Sonic as its Regional Vice President-Mid-South Region upon Sonic's 1997 acquisition of dealerships in Chattanooga, Tennessee and was subsequently promoted to Vice President of Re-tail Operations in September 1998. Mr. Rachor has over 15 years of experience in automobile retailing and was the Chief Operating Officer of the Chattanooga dealerships from 1989 until their acquisition by Sonic in 1997. During this period, Mr. Rachor also served at various times as the general manager of Toyota, Saturn and Chrysler-Plymouth-Jeep-Eagle dealerships. Before then, Mr. Rachor was an assistant regional manager with America Suzuki Motor Corporation from 1987 to 1989 and a metro sales manager and district sales manager with GM's Buick Motor Division from 1983 to 1987. Mr. Rachor's term as a director of Sonic will expire at the 2003 annual stockholders meeting.

   Mark J. Iuppenlatz, 41, has been Sonic's Vice President of Corporate Devel-opment since August 1999. Before joining Sonic, Mr. Iuppenlatz served as the Executive Vice President-Acquisitions and Chief Operating Officer of Mar Mar Realty Trust ("MMRT"), a real estate investment trust specializing in sale/leaseback financing of automotive-related real estate, from September 1998 to August 1999. From 1996 to September 1998, Mr. Iuppenlatz was employed by Brookdale Living Communities, Inc., a publicly-traded company, where he was responsible for that company's development operations. From 1994 to 1996, he served as Vice President of Schlotzky's, Inc., a publicly-traded company, where his responsibilities included the development of over 30 new restaurant locations in more than 10 states. From 1991 to 1994, Mr. Iuppenlatz served in Spain as the director of marketing and the assistant director of development for Kepro S.A., an affiliate of The Prime Group. During his service with Kepro S.A., Mr. Iuppenlatz was responsible for the marketing and development of a mixed use planned development comprised of 22 office buildings, a two million square foot shopping mall, apartments, cultural facilities and a major urban park.

   William R. Brooks, 51, has been a director of Sonic since its formation. Mr. Brooks also served as Sonic's initial Treasurer, Vice President and Secre-tary from its organization in February 1997 to April 1997 when Mr. Wright was appointed to those positions. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI. Mr. Brooks also serves as an executive officer and a director for various operat-ing subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of Lowe's Motor Speedway (formerly the Charlotte Motor Speedway) and a Vice President and director of Atlanta Motor Speedway. Mr. Brooks joined SFC, an entity controlled by Bruton Smith, from Price Waterhouse in 1983. At SFC, he was promoted from manager to controller in 1985 and again to Chief Financial Officer in 1989. Mr. Brooks' term as a director of Sonic will expire at the 2003 annual stockholders meeting.

   William P. Benton, 77, became a director of Sonic in December 1997. Since January 1997, Mr. Benton has been the executive director of Ogilvy & Mather, a world-wide advertising agency. Mr. Benton has been a director of SMI since February 1995 and a director of Allied Holdings, Inc. since February 1998. Be-fore his appointment at Ogilvy & Mather, Mr. Benton served as Vice Chairman of Wells, Rich, Greene/BDDP, Inc., an advertising agency with offices in New York and Detroit. Mr. Benton retired from Ford Motor Company as its Vice President of marketing worldwide in 1984 after a 37-year career with that company. Mr. Benton is standing for election as a director of Sonic at the Annual Meeting.

   William I. Belk, 51, became a director of Sonic in March 1998. Mr. Belk is currently the Vice President and a director for Monroe Hardware Company, a di-rector for Piedmont Ventures, Inc., and Treasurer and a director for Old Well Water, Inc. Mr. Belk previously held the position of Chairman and director for certain Belk stores, a privately held retail department store chain. Mr. Belk is standing for election as a director of Sonic at the Annual Meeting.

   H. Robert Heller, 61, was appointed a director of Sonic on January 1, 2000. Mr. Heller served as a director of FirstAmerica from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller has been a director and Ex-ecutive Vice President of Fair, Issac and Company since 1994. At Fair, Isaac and Company, he is responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System, and has had an extensive career in banking, international finance, government service and education. Mr. Heller's term as a Sonic director will expire at the 2002 annual stockholders meeting.

   Sonic's Board of Directors is divided into three classes, each of which serves for a three year term, with one class being elected at Sonic's annual stockholders meeting each year. As indicated above, Messrs. Scott Smith, Ben-ton and Belk belong to the class of directors whose term expires at the Annual Meeting, Messrs. Wright, Price and Heller belong to the class whose term ex-pires in 2002, and Messrs. Bruton Smith, Rachor and Brooks belong to the class whose term expires in 2003. The executive officers are elected annually by, and serve at the discretion of, Sonic's Board of Directors.

Committees of the Board

   There are two standing committees of Sonic's Board of Directors, the Audit Committee and the Compensation Committee. The Audit Committee currently con-sists of Messrs. Benton, Belk and Heller. The Compensation Committee currently consists of Messrs. Bruton Smith, Benton and Belk. Set forth below is a sum-mary of the principal functions of each committee.

   Audit Committee. The Audit Committee, which held 6 meetings in 2000, recom-mends the appointment of Sonic's independent auditors, determines the scope of the annual audit to be made, reviews the conclusions of the auditors and re-ports the findings and recommendations thereof to the Board, reviews with Son-ic's auditors the adequacy of Sonic's system of internal control and proce-dures and the role of management in connection therewith, reviews transactions between Sonic and its officers, directors and principal stockholders, and per-forms such other functions and exercises such other powers as the Board from time to time may determine. The Audit Committee currently consists of three directors who are not officers of the Corporation or of a subsidiary, and each of whom are "independent" as defined in accordance with applicable rules of the New York Stock Exchange. In accordance with SEC rules, a copy of the Audit Committee's Charter is attached as Appendix A to this proxy statement.

                            Audit Committee Report

   In accordance with its written charter adopted by Sonic's Board of Direc-tors, the Audit Committee of the Board assists the Board in fulfilling its re-sponsibility for oversight of the quality and integrity of the accounting, au-diting and financial reporting practices of Sonic. During the 2000 calendar year, the Committee met six times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 with the Chief Financial Officer and the independent auditors, Deloitte & Touche LLP, prior to public release.

   In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written state-ment describing all relationships between the auditors and Sonic that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee also discussed with management, the internal auditors and the inde-pendent auditors the quality and adequacy of Sonic's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

   The Committee discussed and reviewed with the independent auditors all com-munications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communica-tion with Audit Committees" and, with and without management present, dis-cussed and reviewed the results of the independent auditors' examination of the financial statements.

   The Committee reviewed the audited financial statements of Sonic as of and for the year ended December 31, 2000 with management and the independent audi-tors. Management has the responsibility for the preparation of Sonic's finan-cial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the aforementioned review and discussions with management and the independent auditors, the Committee recommended to the Board that Sonic's au-dited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors, Deloitte & Touche LLP, and the Board concurred in such recommendation.

   William I. Belk, Chairman
   William P. Benton
   H. Robert Heller

   Compensation Committee. The Compensation Committee, which held 4 meetings in 2000, administers certain compensation and employee benefit plans of Sonic, annually reviews and determines compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other bene-fits, direct and indirect, of all executive officers and other senior officers of Sonic. The Compensation Committee administers the Sonic Automotive, Inc. 1997 Stock Option Plan, as amended (the "Stock Option Plan") and the Sonic Au-tomotive, Inc. Employee Stock Purchase Plan, as amended (the "Employee Plan"), and certain other employee stock plans, approves individual stock option grants under the plans it administers and periodically reviews Sonic's execu-tive compensation programs and takes action to modify programs that yield pay-ments or benefits not closely related to Sonic's or its executives' perfor-mance. The policy of the Compensation Committee is to link executive officer pay to business strategy and performance in order to attract, retain and re-ward key executives while also providing performance incentives and equity-based compensation to align the long-term interests of executive officers with those of Sonic's stockholders. The Compensation Committee's objective is to offer salaries and incentive performance pay opportunities that are competi-tive in the marketplace.

   Sonic currently has no standing nominating committee.

   During 2000, there were 5 meetings of the Board of Directors of Sonic. Each director attended all of the meetings of the Board of Directors, and each mem-ber of the Audit Committee attended all of the meetings of the Audit Commit-tee. Each member of the Compensation Committee attended all of the meetings of the Compensation Committee, except for Mr. Bruton Smith, who attended all but one of the Compensation Committee meetings.

                       SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the principal independent auditors of Sonic for the fiscal year end-ing December 31, 2001. Deloitte & Touche LLP has acted in such capacity for Sonic since its organization in 1997.

   Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and to respond to appropriate questions.

   During 2000, Sonic retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to provide services in the following categories and amounts:

        Audit Fees (including quarterly review services)............... $409,000
        Financial Information Systems
         Design and Implementation Fees (1)............................ $      0
        All Other Fees (1)............................................. $699,000

-------
(1) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                                  MANAGEMENT
Directors of Sonic

   For information with respect to the Board of Directors of Sonic, see "Elec-tion of Directors."

Executive Officers of Sonic

   Messrs. Bruton Smith, Price, Scott Smith, Wright, Rachor and Iuppenlatz are the executive officers of Sonic. Each executive officer serves as such until his successor is elected and qualified. No executive officer of Sonic was se-lected pursuant to any arrangement or understanding with any person other than Sonic. For further information with respect to Messrs. Bruton Smith, Price, Scott Smith, Wright, Rachor and Iuppenlatz as executive officers of Sonic, see "Election of Directors."

                            EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

 2000 Executive Officer Compensation Program

   The executive officer compensation for Sonic for 2000 was based on compen-sation established in each individual's respective employment agreement with Sonic as discussed herein or was established by the Compensation Committee upon consideration of the factors listed below. Additionally, certain execu-tive officers in 2000 were granted stock options issued under Sonic's Stock Option Plan. Executive officers (including the Chief Executive Officer) were also eligible in 2000 to participate in various benefit plans similar to those provided to other employees of Sonic. Such benefit plans are intended to pro-vide a safety net of coverage against various events, such as death, disabil-ity and retirement.

   The compensation provided to each of the respective executive officers (in-cluding the Chief Executive Officer) during 2000 was established on the basis of non-quantitative factors such as positions of responsibility and authority, years of service and annual performance evaluations. Compensation was targeted to be competitive principally in relation to other automotive retailing compa-nies (such as those included in the Peer Group Index in the performance graph elsewhere herein), although the Compensation Committee also considered the base salaries of certain retail companies not included in the Peer Group Index because the Compensation Committee considered those other companies to be in relatively comparable industries.

   Awards of stock options under the Stock Option Plan are based on a number of factors in the discretion of the Compensation Committee, including various subjective factors primarily relating to the responsibilities of the individ-ual officers for and contribution to Sonic's operating results (in relation to Sonic's other optionees), their expected future contributions and the levels of stock options currently held by the executive officers individually and in the aggregate. Stock option awards to executive officers have been at then-current market prices in order to align a portion of an executive's compensa-tion with returns to Sonic's stockholders. For detail concerning the grant of options to the executive officers named in the Summary Compensation Table be-low, see "--Option Grants in 2000" and "--Fiscal Year-End Option Values."

   As noted above, Sonic's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of non-perfor-mance-based compensation in excess of $1 million paid to named executive offi-cers. It is intended that compensation attributable to the exercise of stock options granted under the Stock Option Plan generally should qualify as de-ductible performance-based compensation. The Compensation Committee currently believes that, generally, Sonic should be able to continue to manage its exec-utive compensation program to preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a man-ner which will attract, motivate and retain key personnel whose performance increases the value of Sonic. Accordingly, the Compensation Committee may from time to time exercise its discretion to award compensation that may be non-de-ductible under Section 162(m) when in its judgment such award would be in the interests of Sonic.

 Chief Executive Officer Compensation

   The Compensation Committee annually reviews and approves the compensation of each of Sonic's executive officers, including Mr. Bruton Smith, Sonic's Chief Executive Officer. Mr. Smith does not participate in the Compensation Committee's discussion and approval of the compensation of each of Sonic's ex-ecutive officers, including his compensation. The Board of Directors believes that Mr. Smith is paid a reasonable salary.

O. Bruton Smith, Chairman
William P. Benton
William I. Belk

Compensation of Executive Officers

   The following table sets forth compensation paid by or on behalf of Sonic to the Chief Executive Officer of Sonic and to its other named executive offi-cers for services rendered during Sonic's fiscal years ended December 31, 1998, 1999 and 2000:
                          Summary Compensation Table

                                                                    Long-Term
                                   Annual Compensation         Compensation Awards
                            ---------------------------------- -------------------
                                                                    Number of
                                                                     Shares
Name and Principal           Salary   Bonus     Other Annual       Underlying         All Other
Position(s)            Year    (1)     (2)    Compensation (3)       Options       Compensation (4)
------------------     ---- -------- -------- ---------------- ------------------- ----------------
O. Bruton Smith        2000 $633,333 $400,000     $55,659(5)         100,000                --
 Chairman, Chief
  Executive            1999  529,933  400,000          --            250,000                --
 Officer and Director  1998  385,772  350,000          --            200,000                --

Thomas A. Price        2000 $600,000 $     --          --            350,000            $  600
 Vice Chairman and
  Director             1999   (6)      (6)             --                 --                --
                       1998   (7)      (7)               (7)           (7)               (7)

B. Scott Smith         2000 $466,667 $350,000          --            100,000                --
 President, Chief
  Operating            1999  413,275  250,000          --            130,000            $1,250
 Officer and Director  1998  325,560  250,000          --            100,000             3,022

Theodore M. Wright     2000 $408,333 $200,000          --            150,300            $2,500
 Chief Financial
  Officer,             1999  305,076  200,000          --            130,355             2,500
 Vice President,
  Treasurer            1998  211,551  150,000          --            100,620               843
 and Director

Jeffrey C. Rachor      2000 $240,000 $601,206          --             90,300            $2,500
 Executive Vice
  President of         1999  240,000  526,386          --            100,000             1,900
 Retail Operations and
  Director             1998  172,500  449,366          --             20,000                --

-------
(1) Does not include the dollar value of perquisites and other personal bene-fits.

(2) The amounts shown are cash bonuses earned and paid in the specified year.

(3) Excludes perquisites and other personal benefits that, in the aggregate, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(4) Includes company match to 401(k) plan.

(5) Sonic provides Mr. Smith with the use of automobiles for personal use, the annual cost of which is reflected as Other Annual Compensation.

(6) The amount of salary and bonus earned by the named executive officer in 1999 did not exceed $100,000.

(7) The named executive officer was not employed by Sonic during the year in-dicated.

Employment Agreements

   Sonic has employment agreements with Messrs. Price, Wright and Rachor (the "Employment Agreements"), which provide for an annual base salary and certain other benefits. Pursuant to the Employment Agreements, the 2001 base salaries of Messrs. Wright and Rachor will be $450,000 and $240,000, respectively. Pur-suant to an amendment to Mr. Price's Employment Agreement, his total base sal-ary for 2001 will be $450,000. The executives will also receive such addi-tional increases as may be determined by the Compensation Committee. The Em-ployment Agreements for Messrs. Wright and Rachor also provide for the payment of annual performance-based bonuses. For Mr. Rachor, such bonus is determined by the achievement by Sonic of certain performance objectives, based on Son-ic's pre-tax income, to be established by the Compensation Committee. Mr. Wright's Employment Agreement provides that his annual cash bonus payable thereunder will be determined by the Compensation Committee in its discretion, considering factors such as those listed in the Compensation Committee Report on Executive Compensation herein. Under the terms of their respective Employ-ment Agreements, Sonic will employ Mr. Price through December 2002, Mr. Wright through November 2005, and Mr. Rachor through November 2002. Under his new em-ployment agreement with Sonic, Mr. Wright received a $700,000 non-interest bearing advance from Sonic in November 2000, which advance is payable towards any severance due to him under the employment agreement. Mr. Wright is enti-tled to retain the advance in lieu of any other severance to which he would otherwise be entitled if Sonic terminates his employment without cause before the expiration of the term of his employment agreement, or if he becomes disabled or dies before such time. Mr. Wright is required to repay the advance in full to Sonic if he voluntarily resigns his employment with, or is terminated for cause by, Sonic before the expiration of the term of his employment agreement, or if he re-mains employed with Sonic at the expiration of the term. Mr. Wright's employ-ment agreement also provides that he may voluntarily resign his employment within thirty days following a change of control of Sonic, whereupon Sonic is required to pay him a lump sum amount in cash equal to the aggregate salary and annual cash bonus that he would have received for the remainder of the term of the employment agreement. Mr. Price received in February 2000, pursu-ant to his Employment Agreement, options to purchase 300,000 shares of Class A Common Stock, and Mr. Rachor received in October 1997, pursuant to his Employ-ment Agreement, options to purchase 82,250 shares of Class A Common Stock. The options granted to Mr. Price vest in three equal annual installments beginning in December 2000, and the options granted to Mr. Rachor vest in three equal annual installments beginning in October 1998. The options granted to Mr. Price are exercisable at a price of $8.19 per share and expire in February 2010. The options granted to Mr. Rachor are exercisable at a price of $6.00 per share and expire in October 2007.

   Each of the Employment Agreements contains similar noncompetition provi-sions. These provisions, during the term of the Employment Agreement (i) pro-hibit the disclosure or unauthorized use of confidential Sonic information, and (ii) prohibit competition with Sonic for Sonic's employees and its custom-ers, interference with Sonic's relationships with its vendors, and employment with any competitor of Sonic. With respect to Mr. Price's Employment Agree-ment, the provisions referred to in (ii) above shall also apply for a period of one year following the expiration or termination of his Employment Agree-ment. With respect to Messrs. Wright and Rachor, the provisions referred to in
(ii) above shall also apply for a period of two years following the expiration or termination of their respective Employment Agreements, and prohibit compe-tition in specified geographic areas. For Mr. Wright, the geographic restric-tions apply in any Standard Metropolitan Statistical Area ("SMSA") or county in which Sonic has a place of business at the time his employment ends. For Mr. Rachor, the geographic restrictions apply to any SMSA in Houston, Texas; Charlotte, North Carolina; Chattanooga, Tennessee; and Nashville, Tennessee. Sonic employed Messrs. Bruton Smith and Scott Smith pursuant to similar em-ployment agreements through November 2000. Since that time, Messrs. Bruton Smith and Scott Smith have continued to be employed by Sonic without an em-ployment agreement.

Option Grants in 2000

   The following table sets forth information regarding all options to acquire shares of Class A Common Stock granted to the named executive officers during 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       Percent Of                            Potential Realizable Value
                          Number Of      Total                               At Assumed Annual Rate Of
                         Securities     Options    Exercise                 Stock Price Appreciation For
                         Underlying    Granted to  or Base                          Option Term
                           Option     Employees in  Price      Expiration   ----------------------------
   Name                  Granted (#)  Fiscal Year   ($/Sh)        Date      0% ($)   5% ($)    10% ($)
   ----                  -----------  ------------ --------   ------------- ------ ---------- ----------
O. Bruton Smith.........   100,000(1)      5.1%     $ 7.94(1) October 2010    --   $  499,342 $1,265,432

Thomas A. Price.........   300,000(2)     15.3%     $ 8.19(1) February 2010   --   $1,545,194 $3,915,825
                            50,000(1)      2.6%     $ 7.94(1) October 2010    --   $  249,671 $  632,716

B. Scott Smith..........    50,000(3)      2.6%     $11.19(3)  April 2010     --   $  351,867 $  891,699
                            50,000(1)      2.6%     $ 7.94(1) October 2010    --   $  249,671 $  632,716

Theodore M. Wright......   100,000(4)      5.1%     $10.06(1)  April 2010     --   $  632,668 $1,603,305
                            50,000(1)      2.6%     $ 7.94(2) October 2010    --   $  249,671 $  632,716
                               300(5)       --       (5)      December 2000   (5)     (5)        (5)

Jeffrey C. Rachor.......    50,000(3)      2.6%     $11.19(3)  April 2010     --   $  351,867 $  891,699
                            40,000(1)      2.0%     $ 7.94(2) October 2010    --   $  199,737 $  506,173
                               300(5)       --       (5)      December 2000   (5)     (5)        (5)

-------
(1) These options were granted under the Stock Option Plan and will become ex-ercisable in April 2001. The exercise price per share in each case is the fair market value of the Class A Common Stock as of the date of grant.

(2) These options were granted to Mr. Price under the Stock Option Plan and pursuant to the terms of his Employment Agreement. One-third of these op-tions became exercisable in December 2000, and the remaining two-thirds of these options will become exercisable in two equal annual installments be-ginning in December 2001. The exercise price per share for these options is the fair market value of the Class A Common Stock as of the effective date of Mr. Price's Employment Agreement.

(3) These options were granted under the Stock Option Plan and will become ex-ercisable in three equal annual installments beginning in April 2001. The exercise price per share for these options is the fair market value of the Class A Common Stock as of the date of grant.

(4) These options were granted under the Stock Option Plan and became exercis-able in October 2000. The exercise price per share for these options is the fair market value of the Class A Common Stock as of the date of grant.
(5) These options were granted under the Employee Plan on January 2, 2000 at an exercise price equal to the lesser of 85% of the fair market value per share of Class A Common Stock on the date of grant or 85% of such fair market value on the date of exercise. Neither Mr. Wright nor Mr. Rachor exercised these options prior to December 31, 2000, whereupon these op-tions expired.

Fiscal Year-End Option Values

   The following table sets forth information concerning outstanding options to purchase Class A Common Stock held by the named executive officers of Sonic as of December 31, 2000:

                                                          Number of
                                                         Securities                 Value of
                                                         Underlying                Unexercised
                                                         Unexercised              In-the-Money
                                                         Options at                Options at
                             Shares       Value          FY-End (#)              FY-End ($) (1)
                            Acquired     Realized ------------------------- -------------------------
Name                     on Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
O. Bruton Smith.........        --         --       450,000      100,000        -0-          -0-
Thomas A. Price.........        --         --       100,000      250,000        -0-          -0-
B. Scott Smith..........        --         --       349,750      180,000     $174,781        -0-
Theodore M. Wright......        --         --       326,676      130,000     $ 66,829        -0-
Jeffrey C. Rachor.......        --         --        88,469      176,667     $ 47,982        -0-

-------
(1) Grant date value based on market price at date of grant.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   Messrs. Bruton Smith, Benton and Belk serve as the members of the Compensa-tion Committee. Bruton Smith serves as the Chief Executive Officer of Sonic and serves as an officer for a substantial majority of Sonic's subsidiaries.

   Bruton Smith is the only executive officer to have served on the Compensa-tion Committee of another entity during 2000. He served as Chairman, Chief Ex-ecutive Officer, a director and a member of the Compensation Committee of SMI. Mr. Brooks, a director of Sonic, is also an executive officer and a director of SMI. Mr. Benton is also a director and member of the Compensation Committee of SMI. Bruton Smith received aggregate salary, bonus and other compensation of $444,024 during 2000 from SMI.

Director Compensation

   Members of the Board of Directors who are not employees of Sonic are com-pensated for their services under the Formula Stock Option Plan for Indepen-dent Directors (the "Directors Plan"). Non-employee directors are also paid a $2,000 stipend by Sonic for each Board meeting attended, and are reimbursed for their expenses incurred in connection with their activities as directors of Sonic. Directors who are also employees of Sonic receive no additional com-pensation for serving on the Board of Directors.

   The Directors Plan was adopted by the Board of Directors on March 20, 1998 and approved by Sonic's stockholders at the 1998 annual meeting of stockhold-ers. The Directors Plan authorizes the issuance of options to purchase up to an aggregate of 600,000 shares of Class A Common Stock. Under the Directors Plan, each outside director is awarded on or before March 31st of each year an option to purchase 10,000 shares at an exercise price per share equal to the fair market value per share of the Class A Common Stock at the date of grant. Options granted under the Directors Plan become exercisable six months from the date of grant and generally expire ten years from the date of grant.

Stockholder Performance Graph

   Set forth below is a line graph comparing the cumulative stockholder return on Sonic's Class A Common Stock against the cumulative total return of each of the Standard and Poor's 500 Stock Index and a Peer Group Index for the time period commencing November 11, 1997 and ending December 31, 2000. The compa-nies used in the Peer Group Index consists of AutoNation, Group 1 Automotive, United Auto Group, Car Max and Lithia Motors, which are all publicly traded companies known by Sonic to be involved in the automobile industry. The graph assumes that $100 was invested on November 11, 1997 in each of Sonic's Class A Common Stock, the Standard & Poor's 500 Stock Index and the Peer Group Index companies and that all dividends were reinvested.

                       [Performance graph appears here]

COMPANY/INDEX/MARKET    11/11/1997      12/31/1997      12/31/1998      12/31/1999      12/31/2000
Sonic Automotive, Inc.    100.00          79.79           286.01          161.66          113.99
Peer Group Index          100.00          79.46            52.89           33.32           22.24
S&P 500 Index             100.00         106.43           136.84          165.64          150.55


                             CERTAIN TRANSACTIONS

Registration Rights Agreement

   When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with SFC, an entity controlled by O. Bruton Smith, B. Scott Smith and William S. Egan (collective-ly, the "Class B Registration Rights Holders"). SFC currently owns 8,881,250 shares of Class B Common Stock; Bruton Smith, 2,071,250 shares; Scott Smith, 956,250 shares; and Egan Group, LLC, an assignee of Mr. Egan (the "Egan Group"), 341,250 shares, all of which are covered by the Registration Rights Agreement. The Egan Group also owns certain shares of Class A Common Stock to which the Registration Rights Agreement applies. If, among other things pro-vided in Sonic's Charter, offers and sales of shares Class B Common Stock are registered with the SEC, then such shares will automatically convert into a like number of shares of Class A Common Stock.

   The Class B Registration Rights Holders have certain limited piggyback reg-istration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic's Common Stock included in any Sonic regis-tration statement registering Class A Common Stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007.

Subordinated Smith Loan

   As a condition to increasing Sonic's borrowing limits under its secured lending facility (the "Revolving Facility"), Ford Motor Credit Company ("Ford Motor Credit") required that Bruton Smith make a loan to Sonic in December 1997 in the amount of $5.5 million (the "Smith Subordinated Loan"). Ford Motor Credit required this loan because the net offering proceeds from Sonic's 1997 initial public offering were significantly less than expected by Sonic and Ford Motor Credit. The Smith Subordinated Loan bears interest at Bank of Amer-ica's announced prime rate plus 0.5% and matured on November 30, 2000. Ford Motor Credit no longer requires that the Smith Subordinated Loan remain in place. However, under the terms of a subordination agreement in effect between Mr. Smith and the trustee for Sonic's senior subordinated notes, all amounts owed by Sonic to Mr. Smith under the Smith Subordinated Loan are to be paid only after all amounts owed by Sonic under the senior subordinated notes are fully paid in cash.

The SFC Pledge

   Before Sonic's acquisition of FirstAmerica in December 1999, Bruton Smith guaranteed the obligations of FirstAmerica under FirstAmerica's new acquisi-tion line of credit with Ford Motor Credit. FirstAmerica obtained this new fi-nancing to enable it to complete its then pending acquisitions. The borrowing limit under this credit facility was approximately $138 million prior to FirstAmerica's acquisition by Sonic. Mr. Smith guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of 5 million shares of SMI common stock owned by SFC. Sonic assumed FirstAmerica's obliga-tions to Ford Motor Credit under the Revolving Facility when it acquired FirstAmerica. In connection with the refinancing and replacement of the Re-volving Facility with a new secured lending facility between Sonic, Ford Motor Credit and Chrysler Financial Company, LLC in August 2000 (the "2000 Revolving Facility"), Ford Motor Credit released Mr. Smith from his secured guarantee under the replaced Revolving Facility. However, the lenders under the 2000 Re-volving Facility required that the SFC Pledge remain in place, and it now se-cures Sonic's obligations under the 2000 Revolving Facility.

Certain Dealership Leases

   As indicated above, Sonic acquired FirstAmerica in December 1999. As a part of that acquisition, Sonic assumed tenant obligations with the Price Trust, as landlord, on existing leases covering three dealership properties in Northern California. Mr. Price, Sonic's Vice Chairman, and his wife are the sole bene-ficiaries of the Price Trust. These properties are leased from the Price Trust at the 2000 annual aggregate rate of approximately $2.2 million.

   Sonic also assumed tenant obligations with the Price Trust, as landlord, on real property in San Francisco where FirstAmerica maintained an office and service repair center. However, when Sonic decided that these operations were no longer required following the FirstAmerica Acquisition, Sonic entered into agreements with the Price Trust to terminate the office lease and service re-pair center lease prior to the stated expiration dates of such leases of De-cember 31, 2014. The office lease terminated effective September 15, 2000, and Sonic paid aggregate rent on the office space to the Price Trust of $85,000 during 2000. For the service repair center lease, Sonic agreed to pay the then-current rent of $35,000 per month through the effective lease termination date of May 1, 2000, and Sonic paid aggregate rent on the service repair cen-ter to the Price Trust of $140,000 during 2000. Sonic further agreed to pay the rent of $35,000 per month after May 1, 2000 until the Price Trust secured a new tenant for the premises and the tenant began paying the full rent under the premises, which amounts would constitute a non-interest bearing loan to the Price Trust. Sonic advanced an additional amount of $140,000 to the Price Trust per this provision of the termination agreement, which amount must be repaid to Sonic by the Price Trust within three months following the date on which the new tenant is paying full rent and certain operating expenses under the new lease.

   Sonic leases three dealership properties in Northern California from Bay Automotive, LLC, in which Mr. Price owns a 50% interest. Annual aggregate rent under these leases was approximately $872,260 in 2000.

   Sonic leases office space in Charlotte from a subsidiary of SFC for a ma-jority of its headquarters personnel. Annual aggregate rent under this lease was approximately $210,000 in 2000.

Sale of Land Rover of Marin

   Pursuant to the terms of an Asset Purchase Agreement dated November 22, 2000, Sonic sold substantially all of the assets of its Land Rover of Marin dealership to Marin Luxury Cars, LLC, an entity owned by Mr. Price. The Land Rover of Marin dealership, along with certain other smaller dealerships owned by Sonic, had previously been identified for disposition during the 2000 cal-endar year by Sonic's management. Marin Luxury Cars paid Sonic approximately $5.0 million to acquire the Land Rover of Marin assets. No material gain or loss was recognized on this sale. This disposition was consummated by Sonic following the respective determinations by Sonic's board, disinterested direc-tors and independent directors that the terms of the transaction were no less favorable to Sonic than could be obtained in an arms'-length transaction with an unrelated third party.

Other Transactions

  . Sonic rents various aircraft owned by SFC, subject to their availabili-ty, for business-related travel by Sonic executives. Sonic paid SFC an aggregate amount of approximately $1.1 million for the use of these air-craft during 2000.

  . Certain of Sonic's dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of SMI, for resale to serv-ice customers of the dealerships in the ordinary course of business. To-tal purchases from Oil Chem by Sonic dealerships in 2000 totaled approx-imately $389,000.

  . Las Vegas Motor Speedway, a subsidiary of SMI, has agreed to a fleet purchase of 26 vehicles from Sonic for a total purchase price of approx-imately $536,000. The vehicles were delivered to LVMS on November 27, 2000, and LVMS has agreed to pay the purchase price to Sonic upon ob-taining lease financing from a third party leasing company, but in no event later than April 30, 2001. LVMS has also agreed to reimburse Sonic for its actual expenses related to this transaction, including floor plan interest expense related to such vehicles, at the time of such payment. No material income or loss was recognized on this transaction.

  . Sonic and its dealerships frequently purchase apparel items (such as hats, shirts, jackets, etc.), which are screen-printed with Sonic and dealership logos, for its employees as part of internal marketing and sales promotions. Sonic and its dealerships purchase such items from several companies, including Speedway Systems, LLC, a company owned by SMI. Total purchases from Speedway Systems by Sonic and its dealerships in 2000 totaled approximately $160,000.

  . Sonic uses a corporate suite at Lowe's Motor Speedway, owned by SMI, for business-related entertainment of representatives of key manufacturers, lenders, suppliers and vendors. Sonic paid LMS $99,597 for its use of this suite during 2000.

  . In connection with the supervision and management of significant con-struction and renovation projects at Sonic dealerships in 2000, Sonic paid approximately $110,000 to SMI in 2000 for project management serv-ices provided to Sonic by six (6) SMI employees with expertise in these areas.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic's executive officers, directors and persons who own more than 10% of Sonic's Voting Stock to file reports on ownership and changes in ownership with the SEC. Additionally, SEC regulations require that Sonic identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To Sonic's knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its executive offi-cers, directors and more than 10% beneficial owners were complied with, except that Mr. Iuppenlatz inadvertently reported late his October 13, 2000 acquisi-tion of an aggregate total of 2,000 shares of Class A Common Stock on a Form 4 (statement of changes of beneficial ownership of securities) filed with the SEC on November 17, 2000.

                                 OTHER MATTERS

   In the event that any matters other than those referred to in the accompa-nying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                  APPENDIX A

                            AUDIT COMMITTEE CHARTER

                            SONIC AUTOMOTIVE, INC.

           Charter of the Audit Committee of the Board of Directors

I.Audit Committee Purpose

  The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  . Provide an avenue of communication among the independent auditors, man-agement, the internal auditing department and the Board of Directors.

  .  Report to the Board of Directors.

  .  Review areas of potential significant financial risk to the Company.

  The Audit Committee has the authority to conduct any investigation appro-priate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Com-mittee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the per-formance of its duties.

II.Audit Committee Composition and Meetings

  Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors determined by the Board, each of whom shall be independent non-employee di-rectors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the committee shall have a basic understanding of finance and accounting and be able to read and un-derstand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

  Audit Committee members shall be appointed by the Board. The members of the Committee will designate a Chairman by majority vote of the Committee mem-bership.

  The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Committee should meet privately in executive session at least annually with management, the director of the internal au-diting department, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to re-view the Company's financial statements and significant findings based upon the auditors limited review procedures.

III.Audit Committee Responsibilities and Duties Review Procedures

  Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and indepen-dent auditors of significant issues regarding accounting principles, prac-tices, and judgments.

3. In consultation with the management, the independent auditors, and the in-ternal auditors, consider the integrity of the Company's financial report-ing processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such ex-posures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accor-dance with AICPA Statement of Auditing Standards 61 (see item 8 below). The Chairman of the Committee may represent the entire Audit Committee for pur-poses of this review.

  Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the indepen-dence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. On an annual basis, the Committee should review and discuss with the inde-pendent auditors all significant relationships they have with the Company that could impair the auditors' independence.

7. Review the independent auditors' audit plan-discuss scope, staffing, loca-tions, reliance upon management, and internal audit and general audit ap-proach.

8. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be com-municated to audit committees in accordance with AICPA Statement of Audit-ing Standards 61.

9. Consider the independent auditors' judgments about the quality and appro-priateness of the Company's accounting principles as applied in its finan-cial reporting.

  Internal Audit Department and Legal Compliance

10. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

11. Review the appointment, performance, and replacement of the senior inter-nal audit executive.

12. Review significant reports prepared by the internal audit department to-gether with management's response and follow-up to these reports.

13. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's finan-cial statements, the Company's compliance with applicable laws and regula-tions, and inquiries received from regulators or governmental agencies.

  Other Audit Committee Responsibilities

14. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

15. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

--------------------------------------------------------------------------------
                             SONIC AUTOMOTIVE, INC.
                                   P R O X Y
                           Charlotte, North Carolina
  [THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIC
                               AUTOMOTIVE, INC.]

 The undersigned hereby appoints Mr. Theodore M. Wright and Mr. William
 R. Brooks as Proxies, each with the power to appoint his Substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Voting Stock of Sonic Automotive, Inc. held of record by the undersigned on March 16, 2001, at the Annual Meeting of Stockholders to be held on May 2, 2001 or any adjournment thereof.

 1. ELECTION OF DIRECTORS
 Nominees: B. Scott Smith, William P. Benton and William I. Belk (Mark only one of the following boxes.)
  [_] VOTE FOR all nominees listed  [_] VOTE WITHHELD as to all
   above, except vote withheld as    nominees.
   to the following nominee (if
   any):

 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
                         [_] FOR[_] AGAINST[_] ABSTAIN
  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

--------------------------------------------------------------------------------

                 PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS
                   PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

  Please sign exactly as name appears below.

  When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 Class A Common Stock
                                                 Shares: ___________________
                                                 Class B Common Stock
                                                 Shares: ___________________
                                                 Class A Convertible
                                                 Preferred Stock:
                                                  Series I Preferred Stock
                                                 Shares: ___________________
                                                  Series II Preferred Stock
                                                 Shares: ___________________
                                                  Series III Preferred
                                                 Stock Shares: _____________
                                                 Dated________________, 2001
                                                 Signature: ________________
                                                  Printed Name: ____________
                                                 Signature, if held
                                                 jointly: __________________
                                                  Printed Name: ____________

                                                 [_] Please mark here if
                                                  you intend to attend the
                                                  Meeting of Stockholders.